Power of Attorney
Power of Attorney


STATE OF MICHIGAN   )
	            )  SS
COUNTY OF WAYNE	    )

	KNOW ALL BY THESE PRESENT that I, Bruce D. Peterson,   do hereby constitute and
appoint Patrick B. Carey, Timothy E. Kraepel, Lisa A. Muschong, Bruce D.
Peterson and Ellen M. Allotta, and each of them, my true and lawful
Attorneys-in-Fact with full power of substitution to execute and file on my behalf with the Securities and Exchange Commission any and all reports, including without limiting the generality of the foregoing, reports on
Securities and Exchange Commission Forms 3, 4 and 5 and 144, that may be required or advisable in connection with my holdings in and transactions related to securities of DTE Energy Company.

	This Power of Attorney is in full force and effect until revoked by the undersigned in a signed writing delivered to such attorney-in-fact.

	IN WITNESS THEREOF, I have hereto set my hand this 30th day of December, 2013.



/s/ Bruce D. Peterson
Bruce D. Peterson